Exhibit 10.3

111 Barclay Boulevard
Lincolnshire, Illinois 60069
Tel: (847) 478-0500 ext. 100
ssimes@biosantepharma.com

Stephen M. Simes

President and CEO

April 1, 2008

Michael C. Snabes

1255 Spruce Street

Winnetka, IL 60093

Dear Mike:

On behalf of BioSante Pharmaceuticals, Inc. (the “Company” or “BioSante”), I am very pleased to offer you employment on the terms and conditions set forth in this letter.  We look forward to working with you, continuing to build a successful pharmaceutical company and increasing stockholder value.

The terms of your employment will be as follows, subject to the approval of the BioSante Board of Directors:

1.               Title:  Vice President, Clinical Development.  The “job description” will be a continuation of our working relationship over the last two years; (more job “definition” attached).

2.               You will report directly to me, Stephen M. Simes, President and Chief Executive Officer.

3.               This position with BioSante is a full-time, on-site-Lincolnshire position and you agree that you will spend substantially all of your business hours on site, on the Company’s business.

4.               Your annual base salary will be $315,000, less applicable tax withholdings, paid in accordance with Company’s normal payroll practices. (This salary is consistent with the same job at “peer” companies).

5.               You will be eligible for an annual bonus of up to 30% of your annual base salary, based upon milestones to be defined at a later date.  (The only person at higher than 30% is the CEO.  Further, the amount at peer companies is 28% for this position).  The amount, manner, and time of payment of the bonus will be at the discretion of management with board of directors’ concurrence and will not be guaranteed.  You must be employed on the date the bonus is paid to be eligible.

6.               You will be entitled to 15 days of paid vacation annually.

7.               You will receive a monthly car allowance of $600.

8.               You will receive reimbursement for reasonable monthly cell phone charges in the range of about $100 per month.

9.               You will be eligible to enroll and participate in the Company’s health, life, disability and dental plans under the terms of those plans as in effect from time to time.

10.         You will be entitled to participate in the Company’s 401(k) plan under the terms of that plan as in effect from time to time, as well as receive any company matching contribution as determined on an annual basis (currently 50% of employee contribution).

11.         Subject to the approval of the Company’s Board of Directors, you will be granted a ten-year stock option to purchase 100,000 shares of BioSante common stock, (in addition to the 50,000 you already hold; this is consistent with our peer companies), at an exercise price equal to the fair market value of a share of BioSante’s common stock on the date of grant. The date of grant will be the first day of your employment or the date the option is approved by the Board of Directors, whichever date occurs later.  The option will vest in three equal annual installments over three years from the date of grant.  The option will be granted under the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan and will be subject to the terms and conditions of that plan.  The option will be an “incentive stock option” under Section 422 of the Internal Revenue Code, to the extent it is eligible.

12.         Your employment at BioSante will be “at will” meaning that your employment may be terminated by you or BioSante at any time, with or without cause, with or without notice, and for any reason not prohibited by law. This offer of employment should not be construed as a contract, express or implied, guaranteeing your employment for any specific duration.  If your employment is terminated by BioSante for “cause” (as defined below), you will be entitled to receive your base salary through the date of your termination to be paid in accordance with the Company’s normal payroll practices.  If your employment is terminated by BioSante without cause and other than in connection with your death or disability, you will be entitled to receive severance pay in an amount equal to six months of your base salary at the time of your termination. This severance will be paid, in accordance with the Company’s normal payroll practices, less applicable tax withholdings, in the form of salary continuation over a six-month period starting with your termination date.  Severance will not commence or be paid to you until you have executed and not rescinded, within the time permitted by law, a Release of claims in a form acceptable to the Company, prepared by the Company, and presented to you and as a condition of receiving severance pay. If your employment is terminated by the Company without cause other than in connection with your death or disability either as a condition to or within one year of a “change in control” (as defined in the Company’s stock plan) of the Company, you will be entitled to receive a severance payment in an amount equal to six months of your base salary to be paid over a six month period, subject to the same conditions noted above.  For this purpose, “cause” includes, but is not limited to, any of the following:  (1) dishonesty or fraud, (2) theft or embezzlement of the Company’s assets, (3) any unlawful or criminal activity of a serious nature, (4) breach of any terms of your Employee Confidentiality and Assignment of Inventions Agreement referred to below; (5)  failure to carry out the duties of your position in a competent manner; or (6) failure to comply with the Company’s policies and procedures.  Whether any of the above events have occurred shall be determined in the complete and sole discretion of the Company.

13.         You are also eligible to receive up to $50 per month health club reimbursement and to participate in the BioSante Flex Spending (medical and dependent reimbursement) Program.

This offer of employment is conditioned upon each of the following:  (i) your proving your eligibility to work in the United States by way of completion of the I-9 Form; and (ii) your execution of the enclosed Employee Confidentiality and Assignment of Inventions Agreement prior to commencing employment with BioSante.

Please note that the enclosed Employee Confidentiality and Assignment of Inventions Agreement includes confidentiality, assignment of inventions, non-solicitation, non-interference and other provisions and covenants which, among other things, restrict you from engaging in certain activities during and after termination of your employment with BioSante.  I am sure you understand that these provisions are necessary to protect BioSante’s investment in its confidential information, trade secrets, employee, customer and other third party relationships, and goodwill.  Please also note that by signing this offer letter and the enclosed Employee Confidentiality and Assignment of Inventions Agreement you hereby represent that you are not bound by any commitments to third parties that would prevent you from accepting the position described in this offer letter.

Mike, we trust that these terms are acceptable to you and we look forward to you joining our effort on a full time basis commencing as soon as you are able but no later than April 16, 2008, and hope the opportunity will be mutually rewarding.  To confirm that you agree to the terms stated in this letter, please sign and date both copies of this letter and return them to me no later than April 4, 2008.  Congratulations and welcome!

Kind regards,

/s/ Stephen M. Simes

Stephen M. Simes
President and Chief Executive Officer

Accepted and agreed:

/s/ Michael C. Snabes	April 2, 2008
Michael C. Snabes	Date